PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES RESULTS FOR ITS
THIRD QUARTER ENDED SEPTEMBER 30, 2015

Fort Lauderdale, Florida
October 27, 2015

FOR IMMEDIATE RELEASE - SEACOR Holdings Inc. (NYSE:CKH) (the "Company") today announced its results for its third quarter ended September 30, 2015.
For the quarter ended September 30, 2015, net income attributable to SEACOR Holdings Inc. was $7.0 million, or $0.40 per diluted share. For the nine months ended September 30, 2015, net loss attributable to SEACOR Holdings Inc. was $11.9 million, or $0.68 per diluted share. Results attributable to SEACOR Holdings Inc. for the nine months ended September 30, 2015 included a second quarter loss on the extinguishment of the Company's Title XI bonds of $9.6 million, net of noncontrolling interests and tax, or $0.55 per diluted share.
For the preceding quarter ended June 30, 2015, net income attributable to SEACOR Holdings Inc. was $0.7 million, or $0.04 per diluted share. A comparison of results for the quarter ended September 30, 2015 with the preceding quarter ended June 30, 2015 is included in the "Highlights for the Quarter" discussion below.
For the quarter ended September 30, 2014, net income attributable to SEACOR Holdings Inc. was $27.5 million, or $1.28 per diluted share. For the nine months ended September 30, 2014, net income attributable to SEACOR Holdings Inc. was $60.0 million, or $2.85 per diluted share.
Charles Fabrikant, the Company's Chief Executive Officer, stated: “The quarter and year-to-date results reflect extremely difficult conditions in our offshore marine services business. Notwithstanding the challenges, our offshore business, as well as all of our other businesses, continue to produce positive cash flows from operations. Our offshore group’s results have benefited from a fleet and geographical exposure that is diverse with minimal investment in boats that are highly dependent on deep water exploration activity. We adhere to our focus on maintaining a strong liquidity position, which we believe will serve us well in the current market environment and lead to opportunities. We expect market conditions in the offshore marine business to deteriorate further over the next several quarters and plan on taking further measures to reduce costs.”
Highlights for the Quarter
Offshore Marine Services - Operating loss was $2.9 million in the third quarter compared with $0.4 million in the preceding quarter. Operating income before depreciation and amortization ("OIBDA" - see disclosure related to Non-GAAP measures in the segment information tables herein) was $12.3 million on operating revenues of $95.5 million in the third quarter compared with $15.3 million on operating revenues of $96.7 million in the preceding quarter.
Results for the current quarter include a charge of $6.9 million for a U.K. subsidiary's share of a funding deficit in the Merchant Navy Ratings Pension Fund (“MNRPF”) for North Sea mariners. This payment to the pension plan will be made in four annual installments beginning in the fourth quarter and reflects the results of a 2014 actuarial valuation of the pension fund, which is normally performed every three years.
Excluding wind farm utility vessels, but including cold-stacked vessels (those that are not currently available for active service), utilization of the fleet decreased from 65% to 63%. Days available for charter and average rates per day worked during the third quarter were approximately the same as the preceding quarter. This release includes a table presenting time charter operating data by vessel class.

In the U.S., operating results were $2.6 million higher in the third quarter compared with the preceding quarter. Time charter revenues for the U.S. anchor handling towing supply vessels were $2.8 million higher due to improved utilization and higher average rates per day worked, reflecting offshore construction activity in the third quarter. Time charter revenues for the liftboat fleet and other vessel classes decreased by $4.6 million and $1.7 million, respectively. Time charter revenues for the liftboat fleet were lower due to less maintenance activity associated with shelf properties and fewer decommissioning jobs. On a total fleet basis, including cold-stacked vessels, utilization dropped from 49% to 38%. Average rates per day worked increased from $21,898 to $24,137 per day. Operating expenses were $6.6 million lower primarily due to a $4.0 million reduction in drydocking expenses and a $0.9 million reduction in daily running costs as a consequence of cold-stacking additional vessels. As of September 30, 2015, the Company had 19 vessels cold-stacked in the U.S. Gulf of Mexico compared with ten vessels as of June 30, 2015.
Operating results from international regions, before gains on asset dispositions, were $1.7 million lower in the third quarter compared with the preceding quarter primarily due to the previously mentioned MNRPF charge of $6.9 million. Time charter revenues were $2.0 million higher primarily due to a term charter in Sakhalin which commenced in June 2015. On a total fleet basis, excluding wind farm utility vessels but including cold-stacked vessels, utilization improved from 73% to 77% and average rates per day worked increased from $11,111 to $11,198 per day. Operating expenses were $4.6 million higher as the MNRPF charge was partially offset by lower drydocking costs, the cessation of rent payments associated with a bareboat chartered-in vessel that had been operating in the international fleet, and a reduction in vessel repositioning expenses. As of September 30, 2015, the Company had three vessels cold-stacked in international regions compared with two vessels as of June 30, 2015.
Foreign currency losses, net of $1.6 million in the third quarter were primarily due to the weakening of the pound sterling in relation to the euro underlying certain of the Company's debt balances.
Inland River Services - Operating income was $15.2 million in the third quarter compared with $2.6 million in the preceding quarter. OIBDA was $22.4 million on operating revenues of $54.3 million in the third quarter compared with $10.0 million on operating revenues of $61.2 million in the preceding quarter.
Operating results before gains on asset dispositions were $2.2 million higher in the third quarter compared with the preceding quarter. Operating results for the dry-cargo barge pools were $2.7 million higher primarily due to increased demand for moving grain associated with the commencement of the fall harvest and lower costs for moving barges due to reduced towing rates reflecting cheaper diesel fuel.
During the third quarter, the Company sold 34 10,000 barrel liquid tank barges, four inland river towboats and other equipment for net proceeds of $72.4 million and gains of $14.6 million, of which $10.7 million were recognized currently and $3.9 million were deferred. In addition, the Company recognized previously deferred gains of $0.8 million.
Foreign currency losses, net of $2.2 million in the third quarter were primarily due to the weakening of the Colombian peso in relation to the U.S. dollar underlying certain of the Company's intercompany lease obligations.
During the third quarter, the Company recognized $2.2 million of equity losses in its 50% owned joint venture operating on the Parana-Paraguay River Waterway. In addition, the Company recognized interest income (not a component of segment profit) of $1.2 million during the third quarter on notes due from this joint venture.
Shipping Services - Operating income was $18.3 million in the third quarter compared with $6.3 million in the preceding quarter. OIBDA was $24.8 million (of which $9.2 million is attributable to noncontrolling interests) on operating revenues of $58.7 million in the third quarter compared with $12.9 million (of which $2.9 million is attributable to noncontrolling interests) on operating revenues of $55.7 million in the preceding quarter.
Operating results were $12.0 million higher in the third quarter compared with the preceding quarter primarily due to less out-of-service time and costs for drydocking U.S.-flag product tankers, partially offset by a reduction in harbor towing activities resulting from lower port traffic.
During the third quarter and included in other, net, the Company received $1.8 million for the early termination of a contract for two harbor tugs.

During the third quarter, the Company's equity in earnings of 50% or less owned companies increased by $2.9 million primarily due to improved operating results from the Company’s VLGC joint venture, Dorian LPG Ltd. As of September 30, 2015, the Company's carrying value in this joint venture was $146.8 million compared with a market value of $98.1 million based on the closing share price as of the date of this release and a market value of $153.1 million based on the closing share price as of June 30, 2015.
Illinois Corn Processing - Segment profit was $4.9 million (of which $1.5 million is attributable to noncontrolling interests) on operating revenues of $40.3 million in the third quarter compared with $10.5 million (of which $3.1 million is attributable to noncontrolling interests) on operating revenues of $48.4 million in the preceding quarter. Segment profit was $5.5 million lower due to the recognition of a $4.1 million gain from a business interruption insurance claim in the preceding quarter and lower alcohol sales volumes in the third quarter.
Debt Extinguishment Losses - During the third quarter, the Company purchased $8.5 million in principal amount of its 7.375% Senior Notes for $8.9 million resulting in a loss on debt extinguishment of $0.4 million. As of September 30, 2015, the aggregate outstanding principal amount of the Company's 7.375% Senior Notes due 2019 was $211.0 million.
Marketable Securities - Marketable security losses, net of $4.6 million in the third quarter related primarily to the Company's long positions in marketable securities.
Income Tax Expense - The Company's effective tax rate of 21.4% for the third quarter was primarily due to taxes not provided on income attributable to noncontrolling interests.
Share Repurchases - During the third quarter, the Company purchased 678,728 shares of its common stock for an aggregate purchase price of $42.3 million, or $62.34 per share. As of September 30, 2015, the Company had 17,353,929 of common shares outstanding.
Capital Commitments - The Company's capital commitments as of September 30, 2015 by year of expected payment were as follows (in thousands):

	2015	2016	2017	2018	2019	Total
Shipping Services	$46,543	$166,854	$22,599	$—	$—	$235,996
Offshore Marine Services	7,111	43,375	16,227	19,062	5,983	91,758
Inland River Services	4,092	1,468	—	—	—	5,560
Illinois Corn Processing	1,216	2,171	—	—	—	3,387
Other	369	—	—	—	—	369
	$59,331	$213,868	$38,826	$19,062	$5,983	$337,070
Shipping Services' capital commitments included three U.S.-flag product tankers, one U.S.-flag articulated tug barge and two U.S.-flag harbor tugs. Offshore Marine Services' capital commitments included six fast support vessels, four supply vessels and three wind farm utility vessels. Inland River Services' capital commitments included two 30,000 barrel liquid tank barges and three inland river towboats. Of these commitments, approximately $6.8 million may be terminated without further liability other than the payment of liquidated damages of $0.7 million. Subsequent to September 30, 2015, the Company committed to purchase two offshore support vessels, 50 inland river dry-cargo barges, three inland river towboats and other equipment for $95.7 million.
Liquidity and Debt - As of September 30, 2015, the Company’s balances of cash, cash equivalents, marketable securities and construction reserve funds totaled $741.9 million and its total outstanding long-term debt was $961.5 million. In addition, the Company had $141.2 million of borrowing capacity under subsidiary credit facilities. Subsequent to September 30, 2015, the Company borrowed $26.1 million under these subsidiary credit facilities.
* * * * *
SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries. SEACOR offers customers a diversified suite of services and equipment, including offshore marine, inland river storage and handling, distribution of petroleum, chemical and agricultural commodities, and shipping. SEACOR is dedicated to building innovative, modern, “next generation,” efficient marine equipment while providing highly responsive service with the highest safety standards and dedicated professional employees. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums (the “Moratoriums”), weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, an oversupply of newly built offshore support vessels and Moratoriums, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, including the Company’s involvement in response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services and Shipping Services, decreased demand for Shipping Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Offshore Marine Services, Inland River Services, Shipping Services and Illinois Corn Processing on several customers, consolidation of the Company's customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company's Common Stock, operational risks of Offshore Marine Services, Inland River Services and Shipping Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland River Services' operations, the effect of the spread between the input costs of corn and natural gas compared with the price of alcohol and distillers grains on Illinois Corn Processing's operations, adequacy of insurance coverage, the potential for a material weakness in the Company's internal controls over financial reporting and the Company's ability to remediate such potential material weakness, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company's control as well as those discussed in Item 1A (Risk Factors) of the Company's Annual report on Form 10-K. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any).

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating Revenues	$261,852	$338,936	$804,105	$977,177
Costs and Expenses:
Operating	175,985	237,676	582,876	688,558
Administrative and general	37,892	46,655	115,453	119,418
Depreciation and amortization	31,018	33,604	94,527	100,216
	244,895	317,935	792,856	908,192
Gains on Asset Dispositions and Impairments, Net	11,264	29,869	10,804	38,842
Operating Income	28,221	50,870	22,053	107,827
Other Income (Expense):
Interest income	5,065	4,463	14,118	14,536
Interest expense	(10,894)	(11,124)	(31,797)	(32,985)
Debt extinguishment losses	(434)	—	(29,970)	—
Marketable security gains (losses), net	(4,604)	9,693	(3,476)	15,494
Derivative losses, net	(725)	(2,538)	(2,295)	(2,681)
Foreign currency losses, net	(4,057)	(3,059)	(3,614)	(1,538)
Other, net	1,773	111	6,162	6,669
	(13,876)	(2,454)	(50,872)	(505)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings of 50% or Less Owned Companies	14,345	48,416	(28,819)	107,322
Income Tax Expense (Benefit)	3,063	15,610	(8,736)	34,985
Income (Loss) Before Equity in Earnings of 50% or Less Owned Companies	11,282	32,806	(20,083)	72,337
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	5,123	972	10,086	2,681
Net Income (Loss)	16,405	33,778	(9,997)	75,018
Net Income attributable to Noncontrolling Interests in Subsidiaries	9,440	6,315	1,920	14,979
Net Income (Loss) attributable to SEACOR Holdings Inc.	$6,965	$27,463	$(11,917)	$60,039

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.40	$1.43	$(0.68)	$3.04

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.40	$1.28	$(0.68)	$2.85

Weighted Average Common Shares Outstanding:
Basic	17,294,927	19,196,121	17,616,035	19,761,620
Diluted	17,561,107	25,627,742	17,616,035	24,374,918

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except per share data, unaudited)

	Three Months Ended
	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014
Operating Revenues	$261,852	$281,609	$260,644	$342,217	$338,936
Costs and Expenses:
Operating	175,985	207,743	199,148	220,814	237,676
Administrative and general	37,892	38,674	38,887	45,520	46,655
Depreciation and amortization	31,018	32,079	31,430	31,603	33,604
	244,895	278,496	269,465	297,937	317,935
Gains (Losses) on Asset Dispositions and Impairments, Net	11,264	4,386	(4,846)	13,136	29,869
Operating Income (Loss)	28,221	7,499	(13,667)	57,416	50,870
Other Income (Expense):
Interest income	5,065	4,474	4,579	5,126	4,463
Interest expense	(10,894)	(10,391)	(10,512)	(10,647)	(11,124)
Debt extinguishment losses	(434)	(29,536)	—	—	—
Marketable security gains (losses), net	(4,604)	10,249	(9,121)	13,266	9,693
Derivative gains (losses), net	(725)	1,426	(2,996)	(1,221)	(2,538)
Foreign currency gains (losses), net	(4,057)	2,436	(1,993)	(4,797)	(3,059)
Other, net	1,773	4,433	(44)	(3,230)	111
	(13,876)	(16,909)	(20,087)	(1,503)	(2,454)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings of 50% or Less Owned Companies	14,345	(9,410)	(33,754)	55,913	48,416
Income Tax Expense (Benefit)	3,063	155	(11,954)	20,212	15,610
Income (Loss) Before Equity in Earnings of 50% or Less Owned Companies	11,282	(9,565)	(21,800)	35,701	32,806
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	5,123	1,064	3,899	13,628	972
Net Income (Loss)	16,405	(8,501)	(17,901)	49,329	33,778
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	9,440	(9,188)	1,668	9,236	6,315
Net Income (Loss) attributable to SEACOR Holdings Inc.	$6,965	$687	$(19,569)	$40,093	$27,463

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.40	$0.04	$(1.10)	$2.22	$1.43

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.40	$0.04	$(1.10)	$1.85	$1.28

Weighted Average Common Shares of Outstanding:
Basic	17,295	17,781	17,778	18,074	19,196
Diluted	17,561	18,082	17,778	24,503	25,628
Common Shares Outstanding at Period End	17,354	18,012	18,241	18,140	19,044

SEACOR HOLDINGS INC. SEGMENT INFORMATION (in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014
Offshore Marine Services
Operating Revenues	$95,531	$96,715	$93,456	$127,518	$135,178
Costs and Expenses:
Operating	70,221	72,173	74,355	86,558	90,736
Administrative and general	12,753	12,655	13,559	15,253	14,514
Depreciation and amortization	15,252	15,692	15,366	15,594	16,269
	98,226	100,520	103,280	117,405	121,519
Gains (Losses) on Asset Dispositions and Impairments, Net	(246)	3,455	(6,649)	12,062	3,219
Operating Income (Loss)	(2,941)	(350)	(16,473)	22,175	16,878
Other Income (Expense):
Derivative gains (losses), net	(10)	4	(9)	(7)	(33)
Foreign currency gains (losses), net	(1,567)	1,907	(17)	(934)	(1,870)
Other, net	(9)	43	(146)	(68)	—
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	1,708	2,826	2,975	3,054	2,529
Segment Profit (Loss)(1)	$(2,819)	$4,430	$(13,670)	$24,220	$17,504

OIBDA(2)	$12,311	$15,342	$(1,107)	$37,769	$33,147
Drydocking expenditures (included in operating costs and expenses)	$1,483	$5,932	$6,881	$9,052	$7,606
Out-of-service days for drydockings	87	315	294	326	357

Inland River Services
Operating Revenues	$54,310	$61,150	$56,607	$79,252	$59,932
Costs and Expenses:
Operating	39,487	48,556	41,513	46,250	43,947
Administrative and general	3,907	3,765	3,884	4,245	3,520
Depreciation and amortization	7,268	7,362	6,889	6,660	7,841
	50,662	59,683	52,286	57,155	55,308
Gains on Asset Dispositions	11,510	1,166	1,803	1,565	26,429
Operating Income	15,158	2,633	6,124	23,662	31,053
Other Income (Expense):
Derivative gains, net	50	177	82	—	—
Foreign currency gains (losses), net	(2,173)	208	(1,121)	(3,032)	(450)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(2,117)	(3,717)	(274)	10,515	(95)
Segment Profit (Loss)(1)	$10,918	$(699)	$4,811	$31,145	$30,508

OIBDA(2)	$22,426	$9,995	$13,013	$30,322	$38,894

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014
Shipping Services
Operating Revenues	$58,673	$55,674	$51,407	$56,681	$51,659
Costs and Expenses:
Operating	27,666	36,124	37,131	28,688	29,068
Administrative and general	6,236	6,676	6,289	7,318	5,883
Depreciation and amortization	6,476	6,611	6,735	6,821	6,730
	40,378	49,411	50,155	42,827	41,681
Gains (Losses) on Asset Dispositions	—	—	—	202	(2)
Operating Income	18,295	6,263	1,252	14,056	9,976
Other Income (Expense):
Foreign currency gains (losses), net	(9)	9	(12)	(4)	(27)
Other, net	1,836	187	29	22	123
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	5,292	2,363	1,141	(790)	(2,188)
Segment Profit(1)	$25,414	$8,822	$2,410	$13,284	$7,884

OIBDA(2)	$24,771	$12,874	$7,987	$20,877	$16,706
Drydocking expenditures for U.S.-flag product tankers (included in operating costs and expenses)	$66	$7,171	$8,083	$—	$—
Out-of-service days for drydockings of U.S.-flag product tankers	—	38	71	—	—

Illinois Corn Processing
Operating Revenues	$40,282	$48,371	$39,598	$51,026	$53,813
Costs and Expenses:
Operating	33,514	40,588	33,118	39,685	44,461
Administrative and general	543	509	562	609	463
Depreciation and amortization	979	979	980	1,064	1,055
	35,036	42,076	34,660	41,358	45,979
Operating Income	5,246	6,295	4,938	9,668	7,834
Other Income (Expense):
Derivative gains (losses), net	(336)	50	(828)	(302)	(2,674)
Other, net	—	4,112	—	167	—
Segment Profit(1)	$4,910	$10,457	$4,110	$9,533	$5,160

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014
Other
Operating Revenues	$13,779	$20,337	$20,452	$29,283	$39,024
Costs and Expenses:
Operating	5,854	11,103	13,830	21,145	30,099
Administrative and general	6,658	6,617	7,136	9,948	8,629
Depreciation and amortization	152	489	500	513	649
	12,664	18,209	21,466	31,606	39,377
Losses on Asset Dispositions and Impairments, Net	—	(235)	—	(668)	—
Operating Income (Loss)	1,115	1,893	(1,014)	(2,991)	(353)
Other Income (Expense):
Derivative gains (losses), net	—	304	(776)	(702)	205
Foreign currency gains (losses), net	(64)	36	(40)	(96)	(121)
Other, net	(1)	40	8	(3,357)	42
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	240	(408)	57	849	726
Segment Profit (Loss)(1)	$1,290	$1,865	$(1,765)	$(6,297)	$499

Corporate and Eliminations
Operating Revenues	$(723)	$(638)	$(876)	$(1,543)	$(670)
Costs and Expenses:
Operating	(757)	(801)	(799)	(1,512)	(635)
Administrative and general	7,795	8,452	7,457	8,147	13,646
Depreciation and amortization	891	946	960	951	1,060
	7,929	8,597	7,618	7,586	14,071
Gains (Losses) on Asset Dispositions	—	—	—	(25)	223
Operating Loss	$(8,652)	$(9,235)	$(8,494)	$(9,154)	$(14,518)
Other Income (Expense):
Derivative gains (losses), net	$(429)	$891	$(1,465)	$(210)	$(36)
Foreign currency gains (losses), net	(244)	276	(803)	(731)	(591)
Other, net	(53)	51	65	6	(54)
______________________

(1)	Includes amounts attributable to both SEACOR and noncontrolling interests.

(2)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission.  The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company's measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of its ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to the Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. OFFSHORE MARINE SERVICES TIME CHARTER OPERATING DATA (unaudited)

	Three Months Ended
	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014
Rates Per Day Worked:
Anchor handling towing supply	$29,978	$28,463	$22,792	$26,544	$26,175
Fast support	8,853	9,795	9,426	9,620	9,542
Mini-supply	5,858	5,861	5,778	6,355	6,550
Standby safety	10,487	10,303	10,147	10,556	11,091
Supply	14,459	15,112	17,047	18,712	18,355
Towing supply	7,912	8,579	8,728	7,918	9,223
Specialty	25,517	20,749	14,537	32,027	38,716
Liftboats	17,124	20,675	21,951	23,038	23,933
Overall Average Rates Per Day Worked (excluding wind farm utility)	14,029	13,955	13,178	15,520	15,863
Wind farm utility	2,446	2,414	2,584	2,732	2,688
Overall Average Rates Per Day Worked	10,003	9,993	10,057	11,874	12,239

Utilization:
Anchor handling towing supply	59%	57%	68%	85%	76%
Fast support	64%	67%	80%	73%	71%
Mini-supply	97%	100%	85%	94%	100%
Standby safety	84%	84%	83%	84%	89%
Supply	41%	44%	67%	74%	75%
Towing supply	68%	99%	95%	62%	70%
Specialty	88%	45%	27%	48%	54%
Liftboats	31%	42%	28%	55%	66%
Overall Fleet Utilization (excluding wind farm utility)	63%	65%	68%	75%	77%
Wind farm utility	90%	96%	84%	93%	97%
Overall Fleet Utilization	70%	73%	72%	79%	81%

Available Days:
Anchor handling towing supply	1,380	1,365	1,350	1,380	1,541
Fast support	2,072	2,086	2,129	2,420	2,488
Mini-supply	368	364	360	368	413
Standby safety	2,208	2,184	2,160	2,208	2,208
Supply	920	953	1,022	1,169	1,298
Towing supply	184	182	180	184	184
Specialty	276	273	270	276	276
Liftboats	1,380	1,365	1,350	1,380	1,380
Overall Fleet Available Days (excluding wind farm utility)	8,788	8,772	8,821	9,385	9,788
Wind farm utility	3,262	3,094	2,997	3,022	2,944
Overall Fleet Available Days	12,050	11,866	11,818	12,407	12,732

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$456,805	$433,827	$448,011	$434,183	$449,632
Restricted cash	—	—	16,896	16,435	13,656
Marketable securities	31,632	29,411	39,002	58,004	43,286
Receivables:
Trade, net of allowance for doubtful accounts	175,968	181,733	186,583	225,242	215,191
Other	39,696	48,627	39,805	67,745	57,621
Inventories	23,274	19,736	23,156	22,783	20,896
Deferred income taxes	—	—	—	—	116
Prepaid expenses and other	10,755	11,411	8,814	9,011	11,431
Total current assets	738,130	724,745	762,267	833,403	811,829
Property and Equipment:
Historical cost	2,099,483	2,100,309	2,083,035	2,086,957	2,166,509
Accumulated depreciation	(967,721)	(954,931)	(918,769)	(902,284)	(889,993)
	1,131,762	1,145,378	1,164,266	1,184,673	1,276,516
Construction in progress	413,572	399,033	339,390	318,000	284,362
Net property and equipment	1,545,334	1,544,411	1,503,656	1,502,673	1,560,878
Investments, at Equity, and Advances to 50% or Less Owned Companies	490,818	482,302	483,748	484,157	444,826
Construction Reserve Funds & Title XI Reserve Funds	253,470	275,131	288,529	278,022	321,278
Goodwill	65,725	62,686	62,688	62,759	62,904
Intangible Assets, Net	27,179	30,742	31,955	32,727	34,306
Other Assets	58,152	57,463	47,169	51,292	55,049
	$3,178,808	$3,177,480	$3,180,012	$3,245,033	$3,291,070

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$35,452	$35,270	$44,953	$48,499	$50,785
Accounts payable and accrued expenses	64,997	68,832	72,738	103,760	90,704
Other current liabilities	123,501	118,330	138,460	119,694	139,999
Total current liabilities	223,950	222,432	256,151	271,953	281,488
Long-Term Debt	926,001	889,323	834,686	834,383	831,163
Deferred Income Taxes	408,546	420,531	413,450	432,546	459,039
Deferred Gains and Other Liabilities	170,850	172,018	178,293	188,664	185,950
Total liabilities	1,729,347	1,704,304	1,682,580	1,727,546	1,757,640
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	377	377	377	375	375
Additional paid-in capital	1,503,794	1,499,904	1,495,261	1,490,698	1,485,342
Retained earnings	1,183,485	1,176,520	1,175,833	1,195,402	1,155,309
Shares held in treasury, at cost	(1,346,371)	(1,305,104)	(1,287,460)	(1,283,476)	(1,213,267)
Accumulated other comprehensive loss, net of tax	(5,604)	(3,172)	(5,837)	(3,505)	(1,891)
	1,335,681	1,368,525	1,378,174	1,399,494	1,425,868
Noncontrolling interests in subsidiaries	113,780	104,651	119,258	117,993	107,562
Total equity	1,449,461	1,473,176	1,497,432	1,517,487	1,533,430
	$3,178,808	$3,177,480	$3,180,012	$3,245,033	$3,291,070

SEACOR HOLDINGS INC. FLEET COUNTS (unaudited)

	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014
Offshore Marine Services
Anchor handling towing supply	18	18	18	18	18
Fast support	34	33	34	35	38
Mini-supply	7	7	7	7	7
Standby safety	25	25	25	25	25
Supply	26	26	27	25	27
Towing supply	3	3	3	3	3
Specialty	9	9	9	9	9
Liftboats	15	15	15	15	15
Wind farm utility	39	37	37	36	35
	176	173	175	173	177

Inland River Services
Dry-cargo barges	1,431	1,435	1,439	1,455	1,456
Liquid tank barges:
10,000 barrel	18	45	45	44	40
30,000 barrel	27	27	27	27	27
Specialty barges (1)	11	7	7	7	7
Deck barges	—	—	—	20	20
Towboats:
4,000 hp - 6,250 hp	17	17	17	17	17
Less than 3,200 hp	16	16	15	14	15
	1,520	1,547	1,550	1,584	1,582

Shipping Services (2)
Petroleum and Gas Transportation:
Product tankers - U.S.-flag	7	7	7	7	7
Crude oil tanker - U.S.-flag	1	1	1	—	—
Very large gas carriers - Foreign-flag	14	9	6	5	5
Harbor Towing and Bunkering:
Harbor tugs - U.S.-flag	24	24	24	24	24
Harbor tugs - Foreign-flag	4	4	4	4	4
Offshore tug - U.S.-flag	1	1	1	1	—
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Liner and Short-sea Transportation:
RORO/deck barges - U.S.-flag	7	7	7	7	7
Short-sea container/RORO - Foreign-flag	7	7	7	7	8
Other:
Dry bulk articulated tug-barge - U.S.-flag	1	1	1	1	1
	71	66	63	61	61
______________________

(1)	Includes non-certificated 10,000 and 30,000 barrel liquid tank barges.

(2)
For each of the periods presented ending in 2014, the Company provided technical management services for two additional vessels. For each of the periods presented in 2015, the Company provided technical management services for one additional vessel.

SEACOR HOLDINGS INC. EXPECTED FLEET DELIVERIES AS OF SEPTEMBER 30, 2015 (unaudited)

	2015	2016				2017				2018				2019
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Total
Shipping Services
Product tankers - U.S.-flag	—	—	1	—	1	1	—	—	—	—	—	—	—	—	3
Articulated tug-barge - U.S.-flag	—	—	—	1	—	—	—	—	—	—	—	—	—	—	1
Harbor tugs - U.S.-flag	—	—	—	—	1	1	—	—	—	—	—	—	—	—	2

Offshore Marine Services
Fast support	1	1	—	2	—	1	—	—	—	—	1	—	—	—	6
Supply	—	—	1	1	—	—	—	—	—	1	—	—	—	1	4
Wind farm utility	1	1	1	—	—	—	—	—	—	—	—	—	—	—	3

Inland River Services
Liquid tank barges - 30,000 barrel	1	1	—	—	—	—	—	—	—	—	—	—	—	—	2
Towboats:
3,300 hp - 3,900 hp	1	—	—	—	—	—	—	—	—	—	—	—	—	—	1
Less than 3,200 hp	1	1	—	—	—	—	—	—	—	—	—	—	—	—	2